                                                 AMERICAN CONSUMERS, INC.
                                            NET INCOME (LOSS) PER COMMON SHARE

                                                        EXHIBIT 11

                                                                   THIRTEEN WEEKS ENDED        THIRTY-NINE WEEKS ENDED
                                                                ---------------------------  ----------------------------
                                                                  March 3,     February 25,     March 3,     February 25,
                                                                   2007           2006           2007           2006
                                                                -----------  --------------  ------------  --------------

Net income (loss) for computing income (loss) per common share  $    52,298  $     (50,087)  $     75,876  $     (87,230)
                                                                ===========  ==============  ============  ==============


Weighted average number of common shares
  outstanding during each period                                    790,842        800,879        791,920        801,456
                                                                ===========  ==============  ============  ==============


Net income (loss) per common share                              $     0.066  $      (0.063)  $      0.096  $      (0.109)
                                                                ===========  ==============  ============  ==============